Exhibit 99.1

MSCI Reports Financial Results for Fourth Quarter and Full Year 2023

NEW YORK--(BUSINESS WIRE)--January 30, 2024--MSCI Inc. (“MSCI” or the “Company”) (NYSE: MSCI), a leading provider of critical decision support tools and services for the global investment community, today announced its financial results for the three months ended December 31, 2023 (“fourth quarter 2023”) and full year ended December 31, 2023 (“full year 2023”).

Financial and Operational Highlights for Fourth Quarter 2023
(Note: Unless otherwise noted, percentage and other changes are relative to the three months ended December 31, 2022 (“fourth quarter 2022”) and Run Rate percentage changes are relative to December 31, 2022).

  Operating revenues of $690.1 million, up 19.8%; Organic operating revenue growth of 14.7%
  Recurring subscription revenues up 16.8%; Asset-based fees up 15.9%
  Operating margin of 53.7%; Adjusted EBITDA margin of 60.1%
  Diluted EPS of $5.07, up 89.9%; Adjusted EPS of $3.68, up 29.6%
  New recurring subscription sales up by 1.9%; Organic recurring subscription Run Rate growth of 9.9%; Retention Rate of 93.6%
  In full year 2023 and through trade date of January 29, 2024, a total of $458.7 million or 979,623 shares were repurchased at an average repurchase price of $468.26
  In fourth quarter 2023, dividends of $109.2 million were paid to shareholders; Cash dividend of $1.60 per share declared by MSCI Board of Directors for first quarter 2024, an increase of 15.9%
	Three Months Ended			Year Ended
In thousands, except per share data (unaudited)	Dec. 31, 2023	Dec. 31, 2022	% Change	Dec. 31, 2023	Dec. 31, 2022	% Change

Operating revenues	$690,106	$576,208	19.8%	$2,528,920	$2,248,598	12.5%
Operating income	$370,745	$308,750	20.1%	$1,384,609	$1,207,640	14.7%
Operating margin %	53.7%	53.6%		54.8%	53.7%

Net income	$403,380	$214,971	87.6%	$1,148,592	$870,573	31.9%

Diluted EPS	$5.07	$2.67	89.9%	$14.39	$10.72	34.2%
Adjusted EPS	$3.68	$2.84	29.6%	$13.52	$11.45	18.1%

Adjusted EBITDA	$414,627	$339,022	22.3%	$1,522,951	$1,329,671	14.5%
Adjusted EBITDA margin %	60.1%	58.8%		60.2%	59.1%

“MSCI delivered impressive results to close out 2023, despite continued external headwinds. In the fourth quarter, we achieved Adjusted EPS growth of nearly 30%, and organic revenue growth of 14.7%. Operationally, we completed our 10th consecutive year of double-digit subscription run-rate growth in Index, while achieving our highest-ever full-year retention rate in Analytics, along with our best quarter and full year on record for recurring sales in Equity Analytics,” said Henry A. Fernandez, Chairman and CEO of MSCI.

“We continue to capitalize on important secular trends that are reshaping the global investment landscape, such as rising demand for portfolio customization at scale. Looking ahead, MSCI remains committed to making organic investments and bolt-on acquisitions that add value, while returning excess capital to our owners through share buybacks and dividend payments. As always, we will balance our long-term strategic investments with our commitment to rigorous financial management and short-term execution,” Mr. Fernandez added.

Fourth Quarter Consolidated Results

Operating Revenues: Operating revenues were $690.1 million, up 19.8%. Organic operating revenue growth was 14.7%. The $113.9 million increase was driven by $72.9 million in higher recurring subscription revenues and $21.1 million in higher non-recurring revenues primarily related to the Index and Analytics segments, as well as $19.9 million in higher asset-based fees.

Run Rate and Retention Rate: Total Run Rate at December 31, 2023 was $2,686.2 million, up 15.8%. Recurring subscription Run Rate increased by $289.2 million, and asset-based fees Run Rate increased by $76.6 million. Organic recurring subscription Run Rate growth was 9.9%. Retention Rate in fourth quarter 2023 was 93.6%, compared to 93.0% in fourth quarter 2022.

Expenses: Total operating expenses were $319.4 million, up 19.4%, including $33.4 million associated with The Burgiss Group, LLC (“Burgiss”) and Trove Research Ltd (“Trove”). Adjusted EBITDA expenses were $275.5 million, up 16.1%, primarily reflecting higher compensation and incentive compensation expenses related to higher headcount to support business growth, partially offset by lower severance costs. Adjusted EBITDA expense also includes $22.6 million of expenses associated with Burgiss and Trove. Approximately $1.4 million in non-recurring integration and transaction costs related to the acquisition of Burgiss and $9.3 million of acquired intangible assets amortization expenses related to Burgiss and Trove were excluded from Adjusted EBITDA expenses. Total operating expenses excluding the impact of foreign currency exchange rate fluctuations (“ex-FX”) and adjusted EBITDA expenses ex-FX increased 17.6% and 14.2%, respectively.

Operating Income: Operating income was $370.7 million, up 20.1%. Operating income margin in fourth quarter 2023 was 53.7%, compared to 53.6% in fourth quarter 2022.

Headcount: As of December 31, 2023, headcount was 5,794 employees, with approximately 33.5% and approximately 66.5% of employees located in developed market and emerging market locations, respectively.

Other Expense (Income), Net: Other expense (income), net was ($97.1) million in fourth quarter 2023, as compared to $43.1 for the fourth quarter 2022, primarily driven by the non-taxable, one-time gain on the remeasurement of our equity method investment in Burgiss of $143.0 million, partially offset by lower interest income due to lower cash balance and higher interest expense due to higher interest rates.

Income Taxes: In the fourth quarter 2023, the effective tax rate was 13.8% compared to 19.1% in the fourth quarter 2022, primarily due to the non-taxable, one-time gain on the remeasurement of our equity method investment in Burgiss of $143.0 million and a discrete benefit related to a favorable outcome on the application of a foreign tax law change received late in the quarter, partially offset by an increase due to accruals related to open tax audits.

Net Income: As a result of the factors described above, net income was $403.4 million, up 87.6%.

Adjusted EBITDA: Adjusted EBITDA was $414.6 million, up 22.3%. Adjusted EBITDA margin in fourth quarter 2023 was 60.1%, compared to 58.8% in fourth quarter 2022.

Index Segment:

Table 1A: Results (unaudited)

	Three Months Ended			Year Ended
In thousands	Dec. 31, 2023	Dec. 31, 2022	% Change	Dec. 31, 2023	Dec. 31, 2022	% Change

Operating revenues:
Recurring subscriptions	$210,737	$189,970	10.9%	$814,582	$729,710	11.6%
Asset-based fees	145,148	125,238	15.9%	557,502	528,127	5.6%
Non-recurring	32,110	14,053	128.5%	79,731	45,372	75.7%
Total operating revenues	387,995	329,261	17.8%	1,451,815	1,303,209	11.4%
Adjusted EBITDA expenses	89,446	80,866	10.6%	344,842	317,802	8.5%
Adjusted EBITDA	$298,549	$248,395	20.2%	$1,106,973	$985,407	12.3%
Adjusted EBITDA margin %	76.9%	75.4%		76.2%	75.6%

Index operating revenues were $388.0 million, up 17.8%. The $58.7 million increase was driven by $20.8 million in higher recurring subscription revenues, $19.9 million in higher asset-based fees, as well as $18.1 million in higher non-recurring revenues.

Growth in recurring subscription revenues was primarily driven by strong growth from market-cap weighted Index products.

Revenues from ETFs linked to MSCI equity indexes, mainly driven by an increase in average AUM, drove more than half of the increase in revenues attributable to asset-based fees. The balance of the increase was contributed by non-ETF indexed funds linked to MSCI indexes, driven by an increase in average AUM as well as an increase in average basis point fees.

Non-recurring revenues were $32.1 million, up 128.5%. The $18.1 million increase was primarily driven by $16 million related to fees for unlicensed usage of our content in historical periods, which is recognized in the current period given the signing of an agreement during the quarter to be paid for that past usage.

Index Run Rate as of December 31, 2023 was $1.5 billion, up 12.4%. The $160.4 million increase was comprised of a $83.7 million increase in recurring subscription Run Rate, as well as $76.6 million increase in asset-based fees Run Rate. The increase in recurring subscription Run Rate was driven by growth from market cap-weighted products, custom Index products and special packages as well as factor, ESG and climate products, and reflected growth across all regions and client segments. The increase in asset-based fees Run Rate primarily reflected growth in AUM in ETFs linked to MSCI equity indexes and non-ETF indexed funds linked to MSCI indexes, partially offset by lower exchanged traded futures and options volume.

Analytics Segment:

Table 1B: Results (unaudited)

	Three Months Ended			Year Ended
In thousands	Dec. 31, 2023	Dec. 31, 2022	% Change	Dec. 31, 2023	Dec. 31, 2022	% Change

Operating revenues:
Recurring subscriptions	$160,015	$146,957	8.9%	$603,291	$567,004	6.4%
Non-recurring	4,722	2,754	71.5%	12,665	9,103	39.1%
Total operating revenues	164,737	149,711	10.0%	615,956	576,107	6.9%
Adjusted EBITDA expenses	87,572	83,300	5.1%	341,081	328,212	3.9%
Adjusted EBITDA	$77,165	$66,411	16.2%	$274,875	$247,895	10.9%
Adjusted EBITDA margin %	46.8%	44.4%		44.6%	43.0%

Analytics operating revenues were $164.7 million, up 10.0%. The $15.0 million increase was primarily driven by growth from recurring subscriptions related to both Equity Analytics and Multi-Asset Class products. More than half of the growth in non-recurring revenues was driven by a large number of implementations that were completed in the quarter, and the remainder was driven by one-time deals related to Multi-Asset Class products. Excluding the impact of foreign currency exchange rate fluctuations, Analytics operating revenue growth was 10.2%.

Analytics Run Rate as of December 31, 2023, was $661.9 million, up 7.4%. The increase of $45.9 million was driven by growth in both Multi-Asset Class and Equity Analytics products, and reflected growth across all regions. Excluding the impact of foreign currency exchange rate fluctuations, Analytics Run Rate growth was 7.2%.

ESG and Climate Segment:

Table 1C: Results (unaudited)

	Three Months Ended			Year Ended
In thousands	Dec. 31, 2023	Dec. 31, 2022	% Change	Dec. 31, 2023	Dec. 31, 2022	% Change

Operating revenues:
Recurring subscriptions	$74,828	$62,198	20.3%	$282,351	$223,160	26.5%
Non-recurring	1,425	1,361	4.7%	5,217	5,151	1.3%
Total operating revenues	76,253	63,559	20.0%	287,568	228,311	26.0%
Adjusted EBITDA expenses	50,689	44,799	13.1%	195,890	167,217	17.1%
Adjusted EBITDA	$25,564	$18,760	36.3%	$91,678	$61,094	50.1%
Adjusted EBITDA margin %	33.5%	29.5%		31.9%	26.8%

ESG and Climate operating revenues were $76.3 million, up 20.0%, and included $0.8 million from the acquisition of Trove, which closed on November 1, 2023. Excluding the acquisition, the $11.9 million increase was primarily driven by strong growth from recurring subscriptions related to Ratings, Climate and Screening products. Excluding the impact of foreign currency exchange rate fluctuations and the Trove acquisition, ESG and Climate operating revenue growth was 14.5%.

ESG and Climate Run Rate as of December 31, 2023, was $319.3 million, up 19.6%. The $52.3 million increase primarily reflects strong growth from Ratings, Screening and Climate products, with contributions across all regions and client segments. Excluding the impact of foreign currency exchange rate fluctuations and the Trove acquisition, ESG and Climate Run Rate growth was 16.1%.

All Other – Private Assets Segment:

Table 1D: Results (unaudited)

	Three Months Ended			Year Ended
In thousands	Dec. 31, 2023	Dec. 31, 2022	% Change	Dec. 31, 2023	Dec. 31, 2022	% Change

Operating revenues:
Recurring subscriptions	$59,774	$33,373	79.1%	$171,066	$139,649	22.5%
Non-recurring	1,347	304	n/m	2,515	1,322	90.2%
Total operating revenues	61,121	33,677	81.5%	173,581	140,971	23.1%
Adjusted EBITDA expenses	47,772	28,221	69.3%	124,156	105,696	17.5%
Adjusted EBITDA	$13,349	$5,456	144.7%	$49,425	$35,275	40.1%
Adjusted EBITDA margin %	21.8%	16.2%		28.5%	25.0%

All Other – Private Assets operating revenues, which reflects the Real Assets operating segment and the Private Capital Solutions (formerly known as Burgiss) operating segment, were $61.1 million, up 81.5%, and included $25.4 million from the Burgiss acquisition, which closed on October 2, 2023. Excluding the impact of the acquisition of Burgiss, All Other - Private Assets revenues were higher by $2.0 million primarily driven by growth from recurring subscriptions related to Real Capital Analytics, Inc. (“RCA”), Index Intel and Performance Insights products, as well as favorable foreign currency exchange rate fluctuations. Excluding the impact of foreign currency exchange rate fluctuations and the Burgiss acquisition, All Other – Private Assets operating revenue growth was 4.4%.

All Other – Private Assets Run Rate, which reflects the Real Assets and Private Capital Solutions operating segments, was $252.7 million as of December 31, 2023, up 73.9%, and included $98.0 million associated with Burgiss. Excluding the impact of the acquisition of Burgiss, the growth was primarily driven by Index Intel, RCA and Performance Insights products as well as favorable foreign currency exchange rate fluctuations. This increase reflected growth across all regions. Excluding the impact of foreign currency exchange rate fluctuations and the Burgiss acquisition, All Other – Private Assets Run Rate growth was 4.9%.

Select Balance Sheet Items and Capital Allocation

Cash Balances and Outstanding Debt: Cash and cash equivalents was $461.7 million as of December 31, 2023. MSCI typically seeks to maintain minimum cash balances globally of approximately $225.0 million to $275.0 million for general operating purposes.

Total principal amount of debt outstanding as of December 31, 2023 was $4.5 billion. The total debt to net income ratio (based on trailing twelve months net income) was 3.9x. The total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 3.0x.

MSCI seeks to maintain total debt to adjusted EBITDA in a target range of 3.0x to 3.5x.

Subsequent to December 31, 2023, we amended and restated the credit agreement governing our credit facilities (the “Credit Agreement”) to provide for a new revolving credit facility (the “Revolving Credit Facility”) with an aggregate of $1.25 billion of revolving loan commitments, which may be drawn until January 2029. On the closing of the Credit Agreement, we drew down on the Revolving Credit Facility in an amount sufficient to prepay the term loans outstanding under the prior term loan A facility.

Capex and Cash Flow: Capex was $21.8 million, and net cash provided by operating activities increased by 23.3% to $389.0 million, primarily reflecting higher cash collections from customers, partially offset by higher cash expenses and income taxes paid in the quarter. Free cash flow was up 24.5% to $367.1 million.

Share Count and Share Repurchases: Weighted average diluted shares outstanding were 79.5 million in fourth quarter 2023, down 1.2% year-over-year. Total shares outstanding as of December 31, 2023 were 79.1 million. A total of $0.8 billion remains on the outstanding share repurchase authorization as of trade date of January 29, 2024.

Dividends: Approximately $109.2 million in dividends were paid to shareholders in fourth quarter 2023. On January 29, 2024, the MSCI Board of Directors declared a cash dividend of $1.60 per share for first quarter 2024, payable on February 29, 2024 to shareholders of record as of the close of trading on February 16, 2024.

Full-Year 2024 Guidance

MSCI's guidance for the year ending December 31, 2024 (“Full-Year 2024”) is based on assumptions about a number of factors, in particular related to macroeconomic factors and the capital markets. These assumptions are subject to uncertainty, and actual results for the year could differ materially from our current guidance, including as a result of the uncertainties, risks and assumptions discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K, as updated in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. See “Forward-Looking Statements” below.

Guidance Item	Guidance for Full-Year 2024
Operating Expense	$1,300 to $1,340 million
Adjusted EBITDA Expense	$1,130 to $1,160 million
Interest Expense (including amortization of financing fees)(1)	$185 to $189 million
Depreciation & Amortization Expense	$170 to $180 million
Effective Tax Rate	18% to 21%
Capital Expenditures	$95 to $105 million
Net Cash Provided by Operating Activities	$1,330 to $1,380 million
Free Cash Flow	$1,225 to $1,285 million

(1) A portion of our annual interest expense is from our variable rate indebtedness under our Revolving Credit Facility, while the majority is from fixed rate senior unsecured notes. Changes to the secured overnight funding rate (“SOFR”) and indebtedness levels can cause our annual interest expense to vary.

Conference Call Information

MSCI’s senior management will review the fourth quarter and full year 2023 results on Tuesday, January 30, 2024 at 11:00 AM Eastern Time. To listen to the live event via webcast, visit the events and presentations section of MSCI’s Investor Relations website, https://ir.msci.com/events-and-presentations, or via telephone, dial 1-800-715-9871 conference ID 2144291 within the United States. International callers may dial 1-646-307-1963 conference ID 2144291. The teleconference will also be webcast with an accompanying slide presentation that can be accessed through MSCI’s Investor Relations website.

About MSCI Inc.

MSCI is a leading provider of critical decision support tools and services for the global investment community. With over 50 years of expertise in research, data and technology, we power better investment decisions by enabling clients to understand and analyze key drivers of risk and return and confidently build more effective portfolios. We create industry-leading research-enhanced solutions that clients use to gain insight into and improve transparency across the investment process. To learn more, please visit www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, MSCI’s Full-Year 2024 guidance. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond MSCI’s control and that could materially affect actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Securities and Exchange Commission (“SEC”) on February 10, 2023 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if MSCI’s underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its Investor Relations homepage and Corporate Responsibility homepage as channels of distribution of company information. The information MSCI posts through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following MSCI’s press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alerts” section of MSCI’s Investor Relations homepage at http://ir.msci.com/email-alerts. The contents of MSCI’s website, including its quarterly updates, blog, podcasts and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Operating Metrics

MSCI has presented supplemental key operating metrics as part of this earnings release, including Retention Rate, Run Rate, subscription sales, subscription cancellations and non-recurring sales.

Retention Rate is an important metric because subscription cancellations decrease our Run Rate and ultimately our operating revenues over time. The annual Retention Rate represents the retained subscription Run Rate (subscription Run Rate at the beginning of the fiscal year less actual cancels during the year) as a percentage of the subscription Run Rate at the beginning of the fiscal year.

The Retention Rate for a non-annual period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew or discontinue the subscription during the non-annual period, and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the fiscal year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the period.

Retention Rate is computed by operating segment on a product/service-by-product/service basis. In general, if a client reduces the number of products or services to which it subscribes within a segment, or switches between products or services within a segment, we treat it as a cancellation for purposes of calculating our Retention Rate except in the case of a product or service switch that management considers to be a replacement product or service. In those replacement cases, only the net change to the client subscription, if a decrease, is reported as a cancellation. In the Analytics and the ESG and Climate operating segments, substantially all product or service switches are treated as replacement products or services and netted in this manner, while in our Index and Real Assets operating segments, product or service switches that are treated as replacement products or services and receive netting treatment occur only in certain limited instances. In addition, we treat any reduction in fees resulting from a down-sell of the same product or service as a cancellation to the extent of the reduction. We do not calculate Retention Rate for that portion of our Run Rate attributable to assets in index-linked investment products or futures and options contracts, in each case, linked to our indexes.

Run Rate estimates at a particular point in time the annualized value of the recurring revenues under our client license agreements (“Client Contracts”) for the next 12 months, assuming all Client Contracts that come up for renewal, or reach the end of the committed subscription period, are renewed and assuming then-current currency exchange rates, subject to the adjustments and exclusions described below. For any Client Contract where fees are linked to an investment product’s assets or trading volume/fees, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes and/or reported exchange fees, and for other non-ETF products, the most recent client-reported assets. Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we add to Run Rate the annualized fee value of recurring new sales, whether to existing or new clients, when we execute Client Contracts, even though the license start date, and associated revenue recognition, may not be effective until a later date. We remove from Run Rate the annualized fee value associated with products or services under any Client Contract with respect to which we have received a notice of termination, non-renewal or an indication the client does not intend to continue their subscription during the period and have determined that such notice evidences the client’s final decision to terminate or not renew the applicable products or services, even though such notice is not effective until a later date.

“Organic recurring subscription Run Rate growth” is defined as the period over period Run Rate growth, excluding the impact of changes in foreign currency and the first year impact of any acquisitions. It is also adjusted for divestitures. Changes in foreign currency are calculated by applying the currency exchange rate from the comparable prior period to current period foreign currency denominated Run Rate.

Sales represents the annualized value of products and services clients commit to purchase from MSCI and will result in additional operating revenues. Non-recurring sales represent the actual value of the customer agreements entered into during the period and are not a component of Run Rate. New recurring subscription sales represent additional selling activities, such as new customer agreements, additions to existing agreements or increases in price that occurred during the period and are additions to Run Rate. Subscription cancellations reflect client activities during the period, such as discontinuing products and services and/or reductions in price, resulting in reductions to Run Rate. Net new recurring subscription sales represent the amount of new recurring subscription sales net of subscription cancellations during the period, which reflects the net impact to Run Rate during the period.

Total gross sales represent the sum of new recurring subscription sales and non-recurring sales. Total net sales represent the total gross sales net of the impact from subscription cancellations.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. Reconciliations are provided in Tables 9 through 14 below that reconcile each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision-making and forecast future results.

“Adjusted EBITDA” is defined as net income before (1) provision for income taxes, (2) other expense (income), net, (3) depreciation and amortization of property, equipment and leasehold improvements, (4) amortization of intangible assets and, at times, (5) certain other transactions or adjustments, including, when applicable, impairment related to sublease of leased property and certain acquisition-related integration and transaction costs.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets and, at times, certain other transactions or adjustments, including, when applicable, impairment related to sublease of leased property and certain acquisition-related integration and transaction costs.

“Adjusted EBITDA margin” is defined as adjusted EBITDA divided by operating revenues.

“Adjusted net income” and “adjusted EPS” are defined as net income and diluted EPS, respectively, before the after-tax impact of: the amortization of acquired intangible assets, including the amortization of the basis difference between the cost of the equity method investment and MSCI’s share of the net assets of the investee at historical carrying value and, at times, certain other transactions or adjustments, including, when applicable, the impact related to certain acquisition-related integration and transaction costs, the impact from impairment related to sublease of leased property and the impact related to gain from changes in ownership interest of investees.

“Capex” is defined as capital expenditures plus capitalized software development costs.

“Free cash flow” is defined as net cash provided by operating activities, less Capex.

“Organic operating revenue growth” is defined as operating revenue growth compared to the prior year period excluding the impact of acquired businesses, divested businesses and foreign currency exchange rate fluctuations.

Asset-based fees ex-FX does not adjust for the impact from foreign currency exchange rate fluctuations on the underlying assets under management (“AUM”).

We believe adjusted EBITDA, adjusted EBITDA margin and adjusted EBITDA expenses are meaningful measures of the operating performance of MSCI because they adjust for significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of certain capital spending and acquisitions that do not directly affect what management considers to be our ongoing operating performance in the period.

We believe adjusted net income and adjusted EPS are meaningful measures of the performance of MSCI because they adjust for the after-tax impact of significant one-time, unusual or non-recurring items as well as eliminate the impact of any transactions that do not directly affect what management considers to be our ongoing operating performance in the period. We also exclude the after-tax impact of the amortization of acquired intangible assets and amortization of the basis difference between the cost of the equity method investment and MSCI’s share of the net assets of the investee at historical carrying value, as these non-cash amounts are significantly impacted by the timing and size of each acquisition and therefore not meaningful to the ongoing operating performance in the period.

We believe that free cash flow is useful to investors because it relates the operating cash flow of MSCI to the capital that is spent to continue and improve business operations, such as investment in MSCI’s existing products. Further, free cash flow indicates our ability to strengthen MSCI’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.

We believe organic operating revenue growth is a meaningful measure of the operating performance of MSCI because it adjusts for the impact of foreign currency exchange rate fluctuations and excludes the impact of operating revenues attributable to acquired and divested businesses for the comparable prior year period, providing insight into our ongoing operating performance for the period(s) presented.

We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA margin, adjusted EBITDA, adjusted net income, adjusted EPS, Capex, free cash flow and organic operating revenue growth are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies. These measures can differ significantly from company to company depending on, among other things, long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Accordingly, the Company’s computation of these measures may not be comparable to similarly-titled measures computed by other companies.

Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations reflect the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period. While operating revenues adjusted for the impact of foreign currency fluctuations includes asset-based fees that have been adjusted for the impact of foreign currency fluctuations, the underlying AUM, which is the primary component of asset-based fees, is not adjusted for foreign currency fluctuations. Approximately three-fifths of the AUM are invested in securities denominated in currencies other than the U.S. dollar, and accordingly, any such impact is excluded from the disclosed foreign currency-adjusted variances.

Table 2: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended			Year Ended
In thousands, except per share data	Dec. 31, 2023	Dec. 31, 2022	% Change	Dec. 31, 2023	Dec. 31, 2022	% Change

Operating revenues	$690,106	$576,208	19.8%	$2,528,920	$2,248,598	12.5%
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization)	122,557	102,384	19.7%	446,581	404,341	10.4%
Selling and marketing	75,160	71,912	4.5%	276,204	264,583	4.4%
Research and development	39,220	29,026	35.1%	132,121	107,205	23.2%
General and administrative	40,440	33,864	19.4%	153,967	146,857	4.8%
Amortization of intangible assets	36,886	23,805	55.0%	114,429	91,079	25.6%
Depreciation and amortization of property, equipment and leasehold improvements	5,098	6,467	(21.2)%	21,009	26,893	(21.9)%
Total operating expenses(1)	319,361	267,458	19.4%	1,144,311	1,040,958	9.9%

Operating income	370,745	308,750	20.1%	1,384,609	1,207,640	14.7%

Interest income	(3,400)	(6,609)	(48.6)%	(34,479)	(11,769)	193.0%
Interest expense	46,954	45,610	2.9%	186,679	171,571	8.8%
Gain on remeasurement of equity method investment	(143,029)	—	—%	(143,029)	—	—%
Other expense (income)	2,345	4,087	(42.6)%	6,377	3,997	59.5%
Other expense (income), net	(97,130)	43,088	nm	15,548	163,799	(90.5)%

Income before provision for income taxes	467,875	265,662	76.1%	1,369,061	1,043,841	31.2%

Provision for income taxes	64,495	50,691	27.2%	220,469	173,268	27.2%
Net income	403,380	214,971	87.6%	1,148,592	870,573	31.9%

Earnings per basic common share	$5.10	$2.69	89.6%	$14.45	$10.78	34.0%

Earnings per diluted common share	$5.07	$2.67	89.9%	$14.39	$10.72	34.2%

Weighted average shares outstanding used in computing earnings per share:

Basic	79,115	79,989	(1.1)%	79,462	80,746	(1.6)%
Diluted	79,499	80,424	(1.2)%	79,843	81,215	(1.7)%

n/m: not meaningful.

(1) Includes stock-based compensation expense of $17.0 million and $12.6 million for the three months ended Dec. 31, 2023 and Dec. 31, 2022, respectively. Includes stock-based compensation expense of $73.0 million and $58.0 million for the year ended Dec. 31, 2023 and Dec. 31, 2022, respectively.

Table 3: Selected Balance Sheet Items (unaudited)

	As of
In thousands	Dec. 31, 2023	Dec. 31, 2022
Cash and cash equivalents (1)	$461,693	$993,564
Accounts receivable, net of allowances	$839,555	$663,236

Current deferred revenue	$1,083,864	$882,886
Current portion of long-term debt (2)	$10,902	$8,713
Long-term debt(3)	$4,496,826	$4,503,233

(1) Includes restricted cash of $3.9 million at Dec. 31, 2023 and $0.4 million at Dec. 31, 2022.
(2) Consists of gross current portion of long-term debt, net of deferred financing fees. Gross current portion of long-term debt was $10.9 million at Dec. 31, 2023 and $8.8 million at Dec. 31,2022.
(3) Consists of gross long-term debt, net of deferred financing fees. Gross long-term debt was $4,528.1 million at Dec. 31, 2023 and $4,539.1 million at Dec. 31, 2022.

Table 4: Selected Cash Flow Items (unaudited)

	Three Months Ended			Year Ended
In thousands	Dec. 31, 2023	Dec. 31, 2022	% Change	Dec. 31, 2023	Dec. 31, 2022	% Change

Net cash provided by operating activities	$388,953	$315,427	23.3%	$1,236,029	$1,095,369	12.8%
Net cash used in investing activities	(749,967)	(26,922)	n/m	(819,378)	(79,335)	n/m
Net cash (used in) provided by financing activities	(111,567)	(172,553)	35.3%	(953,931)	(1,425,380)	33.1%
Effect of exchange rate changes	5,722	10,500	(45.5)%	5,409	(18,539)	129.2%
Net (decrease) increase in cash, cash equivalents and restricted cash	$(466,859)	$126,452	n/m	$(531,871)	$(427,885)	(24.3)%

n/m: not meaningful.

Table 5: Operating Results by Segment and Revenue Type (unaudited)

Index	Three Months Ended			Year Ended
In thousands	Dec. 31, 2023	Dec. 31, 2022	% Change	Dec. 31, 2023	Dec. 31, 2022	% Change

Operating revenues:
Recurring subscriptions	$210,737	$189,970	10.9%	$814,582	$729,710	11.6%
Asset-based fees	145,148	125,238	15.9%	557,502	528,127	5.6%
Non-recurring	32,110	14,053	128.5%	79,731	45,372	75.7%
Total operating revenues	387,995	329,261	17.8%	1,451,815	1,303,209	11.4%
Adjusted EBITDA expenses	89,446	80,866	10.6%	344,842	317,802	8.5%
Adjusted EBITDA	$298,549	$248,395	20.2%	$1,106,973	$985,407	12.3%
Adjusted EBITDA margin %	76.9%	75.4%		76.2%	75.6%

Analytics	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	%	Dec. 31,	Dec. 31,	%
In thousands	2023	2022	Change	2023	2022	Change
Operating revenues:
Recurring subscriptions	$160,015	$146,957	8.9%	$603,291	$567,004	6.4%
Non-recurring	4,722	2,754	71.5%	12,665	9,103	39.1%
Total operating revenues	164,737	149,711	10.0%	615,956	576,107	6.9%
Adjusted EBITDA expenses	87,572	83,300	5.1%	341,081	328,212	3.9%
Adjusted EBITDA	$77,165	$66,411	16.2%	$274,875	$247,895	10.9%
Adjusted EBITDA margin %	46.8%	44.4%		44.6%	43.0%

ESG and Climate	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	%	Dec. 31,	Dec. 31,	%
In thousands	2023	2022	Change	2023	2022	Change
Operating revenues:
Recurring subscriptions	$74,828	$62,198	20.3%	$282,351	$223,160	26.5%
Non-recurring	1,425	1,361	4.7%	5,217	5,151	1.3%
Total operating revenues	76,253	63,559	20.0%	287,568	228,311	26.0%
Adjusted EBITDA expenses	50,689	44,799	13.1%	195,890	167,217	17.1%
Adjusted EBITDA	$25,564	$18,760	36.3%	$91,678	$61,094	50.1%
Adjusted EBITDA margin %	33.5%	29.5%		31.9%	26.8%

All Other - Private Assets	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	%	Dec. 31,	Dec. 31,	%
In thousands	2023	2022	Change	2023	2022	Change
Operating revenues:
Recurring subscriptions	$59,774	$33,373	79.1%	$171,066	$139,649	22.5%
Non-recurring	1,347	304	n/m	2,515	1,322	90.2%
Total operating revenues	61,121	33,677	81.5%	173,581	140,971	23.1%
Adjusted EBITDA expenses	47,772	28,221	69.3%	124,156	105,696	17.5%
Adjusted EBITDA	$13,349	$5,456	144.7%	$49,425	$35,275	40.1%
Adjusted EBITDA margin %	21.8%	16.2%		28.5%	25.0%

Consolidated	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	%	Dec. 31,	Dec. 31,	%
In thousands	2023	2022	Change	2023	2022	Change
Operating revenues:
Recurring subscriptions	$505,354	$432,498	16.8%	$1,871,290	$1,659,523	12.8%
Asset-based fees	145,148	125,238	15.9%	557,502	528,127	5.6%
Non-recurring	39,604	18,472	114.4%	100,128	60,948	64.3%
Operating revenues total	690,106	576,208	19.8%	2,528,920	2,248,598	12.5%
Adjusted EBITDA expenses	275,479	237,186	16.1%	1,005,969	918,927	9.5%
Adjusted EBITDA	$414,627	$339,022	22.3%	$1,522,951	$1,329,671	14.5%
Operating margin %	53.7%	53.6%		54.8%	53.7%
Adjusted EBITDA margin %	60.1%	58.8%		60.2%	59.1%

Table 6: Sales and Retention Rate by Segment (unaudited)(1)

	Three Months Ended		Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In thousands	2023	2022	2023	2022
Index
New recurring subscription sales	$35,860	$35,206	$116,016	$109,699
Subscription cancellations	(9,681)	(8,635)	(32,298)	(27,103)
Net new recurring subscription sales	$26,179	$26,571	$83,718	$82,596
Non-recurring sales	$33,410	$16,203	$87,775	$57,560
Total gross sales	$69,270	$51,409	$203,791	$167,259
Total Index net sales	$59,589	$42,774	$171,493	$140,156

Index Retention Rate	95.0%	95.0%	95.8%	96.1%

Analytics
New recurring subscription sales	$28,284	$25,193	$79,035	$75,584
Subscription cancellations	(10,581)	(14,648)	(34,675)	(37,171)
Net new recurring subscription sales	$17,703	$10,545	$44,360	$38,413
Non-recurring sales	$5,645	$2,731	$14,379	$11,143
Total gross sales	$33,929	$27,924	$93,414	$86,727
Total Analytics net sales	$23,348	$13,276	$58,739	$49,556

Analytics Retention Rate	93.1%	90.0%	94.4%	93.6%

ESG and Climate
New recurring subscription sales	$16,595	$23,363	$55,092	$78,980
Subscription cancellations	(3,592)	(2,303)	(10,923)	(5,618)
Net new recurring subscription sales	$13,003	$21,060	$44,169	$73,362
Non-recurring sales	$1,559	$715	$5,625	$4,268
Total gross sales	$18,154	$24,078	$60,717	$83,248
Total ESG and Climate net sales	$14,562	$21,775	$49,794	$77,630

ESG and Climate Retention Rate(2)	94.7%	95.4%	95.9%	97.2%

All Other - Private Assets
New recurring subscription sales	$11,429	$6,723	$26,175	$23,213
Subscription cancellations	(6,703)	(2,489)	(15,337)	(7,569)
Net new recurring subscription sales	$4,726	$4,234	$10,838	$15,644
Non-recurring sales	$1,082	$574	$2,151	$1,264
Total gross sales	$12,511	$7,297	$28,326	$24,477
Total All Other - Private Assets net sales	$5,808	$4,808	$12,989	$16,908

All Other - Private Assets Retention Rate(3)	88.8%	92.6%	90.4%	94.4%

Consolidated
New recurring subscription sales	$92,168	$90,485	$276,318	$287,476
Subscription cancellations	(30,557)	(28,075)	(93,233)	(77,461)
Net new recurring subscription sales	$61,611	$62,410	$183,085	$210,015
Non-recurring sales	$41,696	$20,223	$109,930	$74,235
Total gross sales	$133,864	$110,708	$386,248	$361,711
Total net sales	$103,307	$82,633	$293,015	$284,250

Total Retention Rate	93.6%	93.0%	94.7%	95.2%

(1) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of new recurring subscription sales, subscription cancellations, net new recurring subscription sales, non-recurring sales, total gross sales, total net sales and Retention Rate.

(2) Retention rate for ESG and Climate excluding the impact of the acquisition of Trove was 94.7% and 95.9% for the three months and year ended Dec. 31, 2023, respectively.
(3) Retention rate for All Other – Private Assets excluding the impact of the acquisition of Burgiss was 88.6% and 91.2% for the three months and year ended Dec. 31, 2023, respectively.

Table 7: AUM in ETFs Linked to MSCI Equity Indexes (unaudited)(1)(2)

	Three Months Ended					Year Ended
	Dec. 31,	Mar. 31,	June 30,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
In billions	2022	2023	2023	2023	2023	2022	2023
Beginning Period AUM in ETFs linked to MSCI equity indexes	$1,081.2	$1,222.9	$1,305.4	$1,372.5	$1,322.8	$1,451.6	$1,222.9
Market Appreciation/(Depreciation)	118.8	75.1	48.4	(56.1)	130.5	(283.9)	197.9
Cash Inflows/(Outflows)	22.9	7.4	18.7	6.4	15.6	55.2	48.1
Period-End AUM in ETFs linked to MSCI equity indexes	$1,222.9	$1,305.4	$1,372.5	$1,322.8	$1,468.9	$1,222.9	$1,468.9

Period Average AUM in ETFs linked to MSCI equity indexes	$1,182.1	$1,287.5	$1,333.8	$1,376.5	$1,364.9	$1,267.2	$1,340.7

Period-End Basis Point Fee(3)	2.54	2.53	2.52	2.51	2.50	2.54	2.50

(1) The historical values of the AUM in ETFs linked to our equity indexes as of the last day of the month and the monthly average balance can be found under the link “AUM in ETFs Linked to MSCI Equity Indexes” on our Investor Relations homepage at http://ir.msci.com. Information contained on our website is not incorporated by reference into this Press Release or any other report filed or furnished with the SEC. The AUM in ETFs also includes AUM in Exchange Traded Notes, the value of which is less than 1.0% of the AUM amounts presented.

(2) The value of AUM in ETFs linked to MSCI equity indexes is calculated by multiplying the equity ETFs net asset value by the number of shares outstanding.
(3) Based on period-end Run Rate for ETFs linked to MSCI equity indexes using period-end AUM.

Table 8: Run Rate by Segment and Type (unaudited)(1)

	As of
	Dec. 31,	Dec. 31,	%
In thousands	2023	2022	Change
Index
Recurring subscriptions	$861,366	$777,633	10.8%
Asset-based fees	590,872	514,253	14.9%
Index Run Rate	1,452,238	1,291,886	12.4%

Analytics Run Rate	661,922	616,069	7.4%

ESG and Climate Run Rate	319,324	267,019	19.6%

All Other - Private Assets Run Rate	252,677	145,333	73.9%

Total Run Rate	$2,686,161	$2,320,307	15.8%

Total recurring subscriptions	$2,095,289	$1,806,054	16.0%
Total asset-based fees	590,872	514,253	14.9%
Total Run Rate	$2,686,161	$2,320,307	15.8%

(1) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Run Rate.

Table 9: Reconciliation of Net Income to Adjusted EBITDA (unaudited)

	Three Months Ended		Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In thousands	2023	2022	2023	2022
Net income	$403,380	$214,971	$1,148,592	$870,573
Provision for income taxes	64,495	50,691	220,469	173,268
Other expense (income), net	(97,130)	43,088	15,548	163,799
Operating income	370,745	308,750	1,384,609	1,207,640
Amortization of intangible assets	36,886	23,805	114,429	91,079
Depreciation and amortization of property, equipment and leasehold improvements	5,098	6,467	21,009	26,893
Impairment related to sublease of leased property	477	—	477	—
Acquisition-related integration and transaction costs(1)	1,421	—	2,427	4,059
Consolidated adjusted EBITDA	$414,627	$339,022	$1,522,951	$1,329,671

Index adjusted EBITDA	$298,549	$248,395	$1,106,973	$985,407
Analytics adjusted EBITDA	77,165	66,411	274,875	247,895
ESG and Climate adjusted EBITDA	25,564	18,760	91,678	61,094
All Other - Private Assets adjusted EBITDA	13,349	5,456	49,425	35,275
Consolidated adjusted EBITDA	$414,627	$339,022	$1,522,951	$1,329,671

(1) Represents transaction expenses and other costs directly related to the acquisition and integration of acquired businesses, including professional fees, severance expenses, regulatory filing fees and other costs, in each case that are incurred no later than 12 months after the close of the relevant acquisition.

Table 10: Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted EPS (unaudited)

	Three Months Ended		Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In thousands, except per share data	2023	2022	2023	2022
Net income	$403,380	$214,971	$1,148,592	$870,573
Plus: Amortization of acquired intangible assets and equity method investment basis difference	24,873	16,809	75,229	67,373
Plus: Impairment related to sublease of leased property	492	—	492	—
Plus: Acquisition-related integration and transaction costs(1)(2)	1,421	—	2,427	4,220
Less: Gain from changes in ownership interest of investees	(143,029)	—	(143,476)	—
Plus/(Less): Income tax effect(3)(4)	5,071	(3,218)	(3,809)	(11,883)
Adjusted net income	$292,208	$228,562	$1,079,455	$930,283

Diluted EPS	$5.07	$2.67	$14.39	$10.72
Plus: Amortization of acquired intangible assets and equity method investment basis difference	0.31	0.21	0.94	0.83
Plus: Impairment related to sublease of leased property	0.01	—	0.01	—
Plus: Acquisition-related integration and transaction costs(1)(2)	0.02	—	0.03	0.05
Less: Gain from changes in ownership interest of investees	(1.79)	—	(1.80)	—
Plus/(Less): Income tax effect(3)(4)	0.06	(0.04)	(0.05)	(0.15)
Adjusted EPS	$3.68	$2.84	$13.52	$11.45

Diluted weighted average common shares outstanding	79,499	80,424	79,843	81,215

(1) Acquisition-related integration and transaction costs of $4.1 million are presented within "General and administrative" expenses and $0.2 million are presented within "Depreciation and amortization of property, equipment and leasehold improvements" expenses for the year ended Dec. 31, 2022.

(2) Represents transaction expenses and other costs directly related to the acquisition and integration of acquired businesses, including professional fees, severance expenses, regulatory filing fees and other costs, in each case that are incurred no later than 12 months after the close of the relevant acquisition.

(3) Adjustments relate to the tax effect of non-GAAP adjustments, which were determined based on the nature of the underlying non-GAAP adjustments and their relevant jurisdictional tax rates.

(4) The pre-tax gain from changes in ownership interest of Burgiss of $143.0 is non-taxable; however, $8.6 million of income tax expense recognized during the three and twelve months ended December 31, 2023 was related to the remeasurement of the deferred tax liability on the Company's previous equity method investment in Burgiss.

Table 11: Reconciliation of Operating Expenses to Adjusted EBITDA Expenses (unaudited)

	Three Months Ended		Year Ended		Full-Year
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	2024
In thousands	2023	2022	2023	2022	Outlook(1)
Total operating expenses	$319,361	$267,458	$1,144,311	$1,040,958	$1,300,000 - $1,340,000
Amortization of intangible assets	36,886	23,805	114,429	91,079
Depreciation and amortization of property, equipment and leasehold improvements	5,098	6,467	21,009	26,893	$170,000 - $180,000
Impairment related to sublease of leased property	477	—	477	—
Acquisition-related integration and transaction costs(2)	1,421	—	2,427	4,059
Consolidated adjusted EBITDA expenses	$275,479	$237,186	$1,005,969	$918,927	$1,130,000 - $1,160,000

Index adjusted EBITDA expenses	$89,446	$80,866	$344,842	$317,802
Analytics adjusted EBITDA expenses	87,572	83,300	341,081	328,212
ESG and Climate adjusted EBITDA expenses	50,689	44,799	195,890	167,217
All Other - Private Assets adjusted EBITDA expenses	47,772	28,221	124,156	105,696
Consolidated adjusted EBITDA expenses	$275,479	$237,186	$1,005,969	$918,927	$1,130,000 - $1,160,000

(1) We have not provided a full line-item reconciliation for total operating expenses to adjusted EBITDA expenses for this future period because we believe such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and we are unable to reasonably predict certain items contained in the GAAP measure without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Company's control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. See “Forward-Looking Statements” above.

(2) Represents transaction expenses and other costs directly related to the acquisition and integration of acquired businesses, including professional fees, severance expenses, regulatory filing fees and other costs, in each case that are incurred no later than 12 months after the close of the relevant acquisition.

Table 12: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)

	Three Months Ended		Year Ended		Full-Year
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	2024
In thousands	2023	2022	2023	2022	Outlook(1)
Net cash provided by operating activities	$388,953	$315,427	$1,236,029	$1,095,369	$1,330,000 - $1,380,000
Capital expenditures	(3,815)	(5,605)	(22,757)	(13,617)
Capitalized software development costs	(18,014)	(14,853)	(68,094)	(59,278)
Capex	(21,829)	(20,458)	(90,851)	(72,895)	($95,000 - $105,000)
Free cash flow	$367,124	$294,969	$1,145,178	$1,022,474	$1,225,000 - $1,285,000

(1) We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we believe such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and we are unable to reasonably predict certain items contained in the GAAP measure without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Company's control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. See “Forward-Looking Statements” above.

Table 13: Fourth Quarter 2023 Reconciliation of Operating Revenue Growth to Organic Operating Revenue Growth (unaudited)

	Comparison of the Three Months Ended December 31, 2023 and 2022
	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Index	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	17.8%	10.9%	15.9%	128.5%
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	0.1%	0.2%	—%	—%
Organic operating revenue growth	17.9%	11.1%	15.9%	128.5%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Analytics	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	10.0%	8.9%	—%	71.5%
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	0.2%	0.1%	—%	(0.2)%
Organic operating revenue growth	10.2%	9.0%	—%	71.3%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
ESG and Climate	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	20.0%	20.3%	—%	4.7%
Impact of acquisitions and divestitures	(1.2)%	(1.2)%	—%	—%
Impact of foreign currency exchange rate fluctuations	(4.3)%	(4.3)%	—%	(1.8)%
Organic operating revenue growth	14.5%	14.8%	—%	2.9%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
All Other - Private Assets	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	81.5%	79.1%	—%	343.1%
Impact of acquisitions and divestitures	(75.5)%	(73.8)%	—%	(263.8)%
Impact of foreign currency exchange rate fluctuations	(1.6)%	(1.6)%	—%	(1.0)%
Organic operating revenue growth	4.4%	3.7%	—%	78.3%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Consolidated	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	19.8%	16.8%	15.9%	114.4%
Impact of acquisitions and divestitures	(4.6)%	(5.8)%	—%	(4.3)%
Impact of foreign currency exchange rate fluctuations	(0.5)%	(0.7)%	—%	(0.2)%
Organic operating revenue growth	14.7%	10.3%	15.9%	109.9%

Table 14: Full-Year 2023 Reconciliation of Operating Revenue Growth to Organic Operating Revenue Growth (unaudited)

	Comparison of the Years Ended December 31, 2023 and 2022
	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Index	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	11.4%	11.6%	5.6%	75.7%
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	0.1%	0.2%	—%	—%
Organic operating revenue growth	11.5%	11.8%	5.6%	75.7%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Analytics	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	6.9%	6.4%	—%	39.1%
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	0.3%	0.3%	—%	(0.1)%
Organic operating revenue growth	7.2%	6.7%	—%	39.0%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
ESG and Climate	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	26.0%	26.5%	—%	1.3%
Impact of acquisitions and divestitures	(0.4)%	(0.3)%	—%	—%
Impact of foreign currency exchange rate fluctuations	(0.8)%	(0.8)%	—%	(0.7)%
Organic operating revenue growth	24.8%	25.4%	—%	0.6%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
All Other - Private Assets	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	23.1%	22.5%	—%	90.2%
Impact of acquisitions and divestitures	(18.0)%	(17.6)%	—%	(60.6)%
Impact of foreign currency exchange rate fluctuations	0.6%	0.6%	—%	(0.3)%
Organic operating revenue growth	5.7%	5.5%	—%	29.3%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Consolidated	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	12.5%	12.8%	5.6%	64.3%
Impact of acquisitions and divestitures	(1.2)%	(1.6)%	—%	(1.3)%
Impact of foreign currency exchange rate fluctuations	0.1%	0.2%	—%	(0.1)%
Organic operating revenue growth	11.4%	11.4%	5.6%	62.9%

Contacts

MSCI Inc.

Investor Inquiries
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